Exhibit 99.1

CEDAR REALTY TRUST AND WHEELER REAL ESTATE INVESTMENT TRUST ANNOUNCE FOURTH CIRCUIT COURT AFFIRMS DISMISSAL OF CLASS ACTION LAWSUIT

VIRGINIA BEACH, VA / ACCESSWIRE / September 5, 2024 / Cedar Realty Trust, Inc. (NYSE: CDRpB) (NYSE: CDRpC) (“Cedar”) and Wheeler Real Estate Investment Trust, Inc. (Nasdaq: WHLR) (“Wheeler”) jointly announced that, on September 4, 2024, the United States Court of Appeals for the Fourth Circuit affirmed the 2023 Order of the United States District Court for the District of Maryland dismissing a putative class action complaint, entitled Kim, et al., v. Cedar Realty Trust, Inc., et al., filed by purported holders of Cedar’s preferred stock against Cedar, Wheeler and Cedar’s former board of directors. In affirming the trial court’s decision, the appellate court (in a published opinion) stated that “courts are not time machines for disgruntled buyers. We resolve legal claims. And [p]laintiffs do not adequately allege that [d]efendants violated any legal right or duty – they only allege that they regret the terms they bargained for.”

Wheeler acquired all of Cedar’s outstanding common stock in August 2022. The complaint contained allegations against Cedar and its former directors for breach of contract related to the terms of the contract governing Cedar’s preferred stock, breach of fiduciary duty against Cedar’s former directors, and tort claims against Wheeler.

“We are pleased that the Fourth Circuit upheld the District Court’s decision, which represents a very positive outcome for both Wheeler and Cedar. With this matter behind us, both companies remain well-positioned to execute on their strategic plans,” said M. Andrew Franklin, chief executive officer of both Cedar and Wheeler.

About Cedar Realty Trust, Inc.

Cedar Realty Trust, Inc., a wholly-owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a Maryland corporation (taxed as a real estate investment trust (“REIT”)) that focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. Cedar’s portfolio comprises 18 properties, with approximately 2.7 million square feet of gross leasable area.

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, Virginia, Wheeler Real Estate Investment Trust, Inc. is a Maryland corporation (taxed as a REIT) that is focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers.

For more information on Cedar and Wheeler, please visit www.whlr.us.

Contact Information:
Investor Relations
(757) 627-9088